Exhibit C.13.12.1









                       ASSIGNMENT AND SECURITY AGREEMENT


                                     between


                                    HEC INC.
                                  (as Seller)


                                     and


                            ABB ENERGY CAPITAL L.L.C.
                                     (as Buyer)



                              As of November 30, 1999







                    Relating to Energy Conservation Measures at
                             Portsmouth Naval Shipyard
                                   Kittery, Maine
















                          ASSIGNMENT AND SECURITY AGREEMENT

     THIS ASSIGNMENT AND SECURITY AGREEMENT is entered into as of November 30, 1999 between HEC INC., a Massachusetts corporation (together with its successors and permitted assigns, the "Seller"), and ABB ENERGY CAPITAL L.L.C., a Delaware limited liability company (together with its successors and assigns, the "Buyer").

                                   RECITALS

     WHEREAS, the Seller and the United States of America (the "Government"), acting through the agency identified in the attached contract schedule (the "Contract Schedule") dated as of even date herewith and incorporated herein and made a part hereof, are parties to a contract and task order (as amended, modified, supplemented, renewed or extended from time to time in accordance therewith, together with all exhibits, schedules, annexes and other attachments thereto, collectively, the "Contract") described in the Contract Schedule, pursuant to which the Seller has agreed, among other things, to provide to the Government the resources, services and expertise necessary to implement an energy conservation project (the "Project") in order to reduce energy consumption at certain government facilities, all as more particularly described in the Contract Schedule; and

     WHEREAS, the Government may have the right to terminate the Contract or exercise its right of buyout with respect thereto following acceptance by paying the Termination Schedule Amount (hereinafter defined) set forth therein; and

     WHEREAS, the Seller desires to (a) sell and assign to the Buyer a portion of the monies due or to become due under the Contract, including, without limitation, all late interest charges owing pursuant thereto and all Termination Schedule Amounts (collectively, the "Contract Payments"), and the Buyer desires to purchase a portion of the Contract Payments from the Seller for the Purchase Price set forth in the Contract Schedule;

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.  Definitions

          1.1. Terms Defined. As used herein, unless the context otherwise requires:

     "Acceptance" means a modification to the Task Order executed by the Government stating that such Project conforms in all material respects with the specifications set forth in the Contract.

     "Agreement" means this Assignment and Security Agreement, as amended, modified or supplemented from time to time in accordance herewith, together with all exhibits, schedules, including the Contract Schedule incorporated herein, annexes and other attachments hereto.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Massachusetts are authorized by law to close.

     "Buyer" has the meaning ascribed to such term in the first paragraph hereof.

     "Base Contract" has the meaning ascribed to such term in the Contract Schedule.

     "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended and in effect from time to time, and all rules and regulations arising thereunder

     "Closing Date" has the meaning ascribed to such term in Section 2.1(b).

     "Collateral" has the meaning ascribed to such term in Section 2.6(a).

     "Contract" means the Task Order and to the extent relevant thereto the Base Contract, as described in the Contract Schedule.

     "Contract Payments" means the payments from the Government under the Contract as described in the Contract Schedule.

     "Contract Revenues" means the portion of the Contract Payments being purchased under this Agreement, as described in the Contract Schedule.

     "Contract Schedule" means the Contract Schedule attached hereto as
Schedule 1.

     "Default" means an Event of Default or an event or occurrence that with the passage of time or the giving of notice or both may become an Event of Default.

     "Default Interest Rate" means the annual rate equal to the Interest Rate plus 2 percent.

    "Environmental Laws" means all laws pertaining to environmental matters, including without limitation, the Resource Conservation and Recovery Act, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, and all applicable local and state laws in each case as amended, and all rules, regulations, judgments, decrees, orders and licenses arising under such laws.

     "Equipment" means the equipment and other property installed at the Facility as part of the Project pursuant to the Contract.

     "Event of Default" has the meaning ascribed to such term in Section 7.1.

     "Facility" has the meaning ascribed to such term in the Contract Schedule.

     "GAAP" means the generally accepted accounting principles consistent with those adopted by the Financial Accounting Standards Board, as in effect from time to time.

     "Hazardous Materials" means any substance (i) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (ii) which is or becomes defined as a "hazardous waste" or "hazardous material" or "hazardous Substance" or "controlled industrial waste" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, CERCLA and any applicable local statues and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over the Seller or the Facility or any landlord under any real property lease under which the Seller or the Facility is a tenant; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls.

     "Independent Engineer" means Shooshanian Engineering, Inc., or such other independent engineer selected by the Buyer and reasonably acceptable to the Seller.

     "Initial Financial Statements" has the meaning ascribed to such term in
Section 5.5.

     "Instrument of Assignment" has the meaning ascribed to such term in
Section 2.2.

     "Interest Rate" has the meaning ascribed to such term in the Contract Schedule.

     "Investment" means the principal amount of the Investment, as described below, plus the Investment Interest Costs and any unpaid fees which the Seller has agreed to pay hereunder and where applicable the Termination Amount. The initial principal amount of the Investment is the Purchase Price, and the principal amount of the Investment will thereafter be increased as set forth in Section 3.3, and reduced by the amount applied to the principal amount of the Investment as set forth in Sections 3 and 7.

     "Investment Interest Costs" means the amount calculated as set forth in the Contract Schedule.

     "Lien" means, with respect to any asset, a mortgage, lien, pledge, charge, security interest or other encumbrance of any kind relating to such asset.
For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Major Maintenance Reserve" has the meaning ascribed to such term in
Section 3.2(d).

     "Material Adverse Effect" means any material adverse effect on the financial condition or business operations, assets or prospects of the Seller or material impairment of the ability of the Seller to perform its obligations hereunder or under the Contract or any of the Purchase Documents in a timely fashion.

     "Permitted Liens" has the meaning ascribed to such term in Section 6.14.

     "Person" means any individual, corporation, partnership, joint venture, association, trust, government or political subdivision or an agency or instrumentality thereof, or other entity or organization.

     "Prepayment Premium" has the meaning ascribed to such term in the Contract Schedule.

     "Pro Forma Projections" has the meaning ascribed to such term in Section
5.5.

     "Project" has the meaning ascribed to such term in the Contract Schedule.

     "Project Account" means the Buyer's deposit account identified in the Contract Schedule.

     "Project Expenses" has the meaning ascribed to such term in the Contract Schedule.

     "Purchase Documents" means this Agreement, the Contract, all Instruments of Assignment, all notices of assignment and all other documents, instruments, agreements and other writings executed or delivered in connection with this Agreement, as the same may be amended, modified or supplemented from time to time in accordance therewith, together with all exhibits, schedules, annexes and other attachments thereto.

     "Purchase Price" has the meaning ascribed to such term in the Contract Schedule.

     "Repayment Amounts" has the meaning ascribed to such term in the Contract Schedule.

     "Seller" has the meaning ascribed to such term in the first paragraph hereof.

     "Task Order" has the meaning ascribed to such term in the Contract
Schedule.

     "Termination Amount" means the amount payable hereunder upon the prepayment of the Repayment Amounts, as set forth in the Contract Schedule.

     "Termination Schedule Amount" means the amount the Government is required to pay upon the occurrence of a termination or buyout of the Contract after the Acceptance thereunder.

     "UCC" means the Uniform Commercial Code as in effect from time to time in the Commonwealth of Massachusetts and, where applicable, in the jurisdiction in which the Collateral is located.

     1.2  Rules of Construction.  Unless the context otherwise requires,
(a) the singular of each term used in this Agreement includes the plural and the plural of each such term includes the singular, (b) the term "Section" refers to a section of this Agreement and the terms "Exhibit" and "Schedule" refer to an exhibit or schedule to this Agreement, and (c) the symbol "dollar" refers to United States dollars or such coin or currency as at the time of payment is legal tender for the payment of public and private debts in the United States of America.

   2.  Purchase And Sale

     2.1.  Purchase of Contract Payments.

     (a) Upon the terms and subject to the conditions set forth herein, the Buyer agrees to purchase from the Seller and the Seller agrees to assign, sell, transfer and convey to the Buyer, from time to time upon Acceptance, all of the Seller's right, title and interest, whether now owned or hereafter acquired, in and to the Contract Revenues owing to the Seller by the Government pursuant to the Contract; provided that nothing in this Agreement or in any Purchase Document shall be deemed or construed to constitute an assumption by the Buyer of any obligations, liabilities or responsibilities of the Seller under the Contract.

     (b) The closing date for the purchase and assignment of the Contract Revenues shall be within 5 days following receipt by the Buyer of a written acknowledgment of Acceptance executed by the Government and the satisfaction of the other conditions to closing set forth in Section 4.1 (the "Closing Date").

     2.2. Instrument of Assignment. To evidence the assignment of all of the Contract Payments due or to become due under the Contract to the Buyer, the Seller agrees to execute and deliver to the Buyer or its assigns on the Closing Date an instruments of assignment substantially in the form of Exhibit A (the "Instrument of Assignment"). The Buyer shall have the right at any time to file any Instrument of Assignment with such governmental bodies, agencies and officials, including the contracting and disbursing officers of the Government, as the Buyer deems appropriate.

     2.3.  Purchase Price.

     (a) The purchase price for the Contract Revenues purchased hereunder shall be the amount set forth in the Contract Schedule (the "Purchase Price").

     (b) In the event the Government proposes a change to the Project under the Contract which would result in a change in the Purchase Price hereunder, the Seller shall notify the Buyer of such proposal and will not agree to such proposal without the prior written consent of the Buyer, provided, however, that in the event the Purchase Price would be reduced as a result of such proposed change, the Buyer's consent shall not be unreasonably withheld if the Seller makes arrangements satisfactory to the Buyer to reimburse the Buyer for its out-of-pocket costs relating to any hedging arrangement relating to the Buyer's purchase of its interest in the Contract Payments.

      (c) The Buyer shall have no obligation to purchase the Contract Payments unless the Buyer is satisfied with any changes in the terms and conditions of the Contract, including, without limitation, the calculation and amount of the Contract Payments and the Termination Schedule Amounts thereunder.

     2.4. Notice of Acceptance. Within five Business Days following the Acceptance of the Project by the Government under the Contract, the Seller shall give notice of such Acceptance to the Buyer.

     2.5. Termination After Acceptance. In the event the Government, following Acceptance of the Project under the Contract, terminates the Contract, the Seller shall direct the Government to remit to the Buyer an amount equal to the Termination Schedule Amount then owing as set forth in the Contract, from which the Buyer shall, in the absence of the occurrence of an Event of Default, be entitled to retain the Termination Amount and shall remit any balance to the Seller in accordance with Section 3.4.

     2.6.  Security Interest to Secure the Seller's Obligations Hereunder.

     (a) In order to secure the performance of the Seller's obligations to the Buyer under this Agreement and the receipt by the Buyer of the Contract Payments and all other sums to which Buyer is or may be entitled hereunder, the Seller hereby pledges, collaterally assigns and hypothecates to the Buyer, and grants to the Buyer a continuing security interest in and to the Equipment and all amounts due or to be due to the Seller under the Contract, all rights to receive such amounts under and pursuant to the Contract and all proceeds of such payments and of any insurance relating to any of the foregoing (collectively, the "Collateral"). This Agreement shall be and constitute a security agreement under the UCC with respect to the Collateral.

(b) Upon receipt by the Buyer of its Investment in full, or, in the absence of an Event of Default the receipt by the Buyer of the Termination Amount, the Buyer's security interest in the Collateral shall terminate. As soon as practicable thereafter, the Buyer shall deliver to the Seller termination statements under the UCC with respect to the Collateral, and such notices of release as may be required to reassign any remaining Contract Payments to the Seller.

     2.7.  Independent Engineer.

     (a) The Seller agrees that the Buyer may retain, at the Seller's sole cost and expense, the Independent Engineer. Prior to the Closing Date, the Independent Engineer shall prepare a written report evaluating whether installation of the Project (i) is complete, (ii) has been performed by the Seller in a manner satisfactory to achieve sufficient energy savings to provide the Contract Payments and Contract Revenues under the Contract and to meet the intended purposes thereof and (iii) has been performed in compliance with the requirements of the Contract.

     (b) The Seller shall pay the fees and out-of-pocket expenses of the Independent Engineer as a condition of Closing. Should any fees or expenses not be billed as of the Closing Date, the Seller shall pay such fees and expenses forthwith upon its receipt of a bill for such fees and expenses.

     (c) Neither the Buyer nor the Independent Engineer shall have any liability to Seller on account of (i) the services performed by the Independent Engineer, (ii) any neglect or failure on the part of the Independent Engineer properly to perform its services or (iii) any approval or disapproval by the Independent Engineer of the Project or its completion generally, and it is expressly understood that neither the Independent Engineer nor Buyer assumes any obligation to Seller or any other party in respect of the proper performance of the Project.

   3.  Payment Of Contract Payments

     3.1. Distribution of Contract Payments. All Contract Payments paid or payable on and after the Closing Date, except for any Contract Payments excluded as set forth in the Contract Schedule, shall be deposited into the Project Account. Any Contract Payments which are received by Buyer or Seller shall be deposited into the Project Account.

     3.2.  Application of Contract Payments.

     (a) Contract Payments (excluding any payment of the Termination Schedule Amounts) deposited into the Project Account shall be applied on the first Business Day of each month (the "Withdrawal Date").

     (b) If no Default or Event of Default shall exist, the Buyer shall disburse the Contract Revenues withdrawn from the Project Account in the following priority:

       (i) to the Buyer to pay any overdue principal of the Repayment Amounts which was required to be paid on any prior Withdrawal Date;

       (ii) any excess Contract Revenues remaining after payment of the expenses referenced in clause (b)(i) above, to the Buyer to pay any fees, reimbursements, premiums or penalties due to the Buyer under any of the Purchase Documents;

       (iii) any excess Contract Revenues remaining after payment of the expenses referenced in clauses (b)(i) and (ii) above, to Buyer to pay the Investment Interest Costs on the Investment for the period commencing on the day after the immediately preceding Withdrawal Date (or the Closing Date if there was no prior Withdrawal Date) to and including the then current Withdrawal Date; and

       (iv) any excess Contract Revenues remaining after payment of the expenses referenced in clause (b)(i) through (iii) above, to the Buyer to pay the principal amount of the current installment of the Repayment Amounts in accordance with the amortization schedule set forth in Contract Schedule.

     (c) If no Default or Event of Default shall exist, the Buyer shall disburse the Contract Payments in excess of the Contract Revenues withdrawn from the Project Account in the following priority:

       (i)  In the event that the amount of Contract Payments less
Project Expenses for the previous month is less than 120 percent of the Repayment Amounts, all of the Contract Payments shall be applied to reduce the Investment, and the remaining Repayment Amounts will be reamortized over the remaining term, until the amount of the next monthly payment of Contract Payments shall be at least equal to 120 percent of the next monthly installment of the Repayment Amount.

       (ii)  In the event that the amount of Contract Payments less
Project Expenses for the previous month equals or exceeds 120 percent of the Repayment Amounts, the amount of Contract Payments in excess of Contract Revenues shall be distributed first to satisfy any obligations to deposit amounts for the Major Maintenance Reserve under Section 3.2(d), and any balance shall be distributed to the Seller.

     (d) The Seller and the Buyer agree that a portion of the Project Expenses payable as part of the Contract Payments will be used to provide funds for major maintenance activities for the Project. The Buyer and the Independent Engineer, in consultation with the Seller, will reasonably determine the appropriate amount of the Contract Payments to be allocated for major maintenance activities. If the Seller enters into an agreement with a third party to provide for major maintenance of the Project, the Buyer will review the creditworthiness of such third party to determine the amount, if any, of the Contract Payments to be deposited in the Project Account as a reserve (the "Major Maintenance Reserve") to be used to fund major maintenance activities. All funds held in the Major Maintenance Reserve shall accrue interest at the Buyer's overnight rate, and such interest shall be deposited in and become a part of the Major Maintenance Reserve. On each Withdrawal Date, the portion of the Contract Payments determined by the Buyer to be set aside for deposit in the Major Maintenance Reserve shall be deposited from the Contract Payments in accordance with
Section 3.2(c)(ii). Funds held in the Major Maintenance Reserve shall be disbursed by the Buyer from the Project Account to pay costs of major maintenance activities performed by such third party upon submission to the Buyer of invoices in form satisfactory to the Buyer.

     (e) If no Default or Event of Default shall exist upon satisfaction in full of the Repayment Amounts, then Buyer shall promptly remit to Seller any remaining Contract Revenues (the "Final Residual") (which Final Residual shall thereupon be deemed to be owned by and shall belong to Seller), and Buyer and the Seller shall enter into appropriate transfer documentation to transfer to Seller all of the Buyer's right, title and interest in the Contract.

     3.3. Adjustment Of Investment. If in any month the Contract Revenues deposited to the Project Account, together with amounts paid by Seller pursuant to its indemnities hereunder, are not sufficient to pay the Investment Interest Cost for such month, then the amount of such deficit will be added to and increase the Principal Amount of the Investment.

     3.4. Termination Payments. Notwithstanding anything to the contrary stated herein, Contract Payments constituting Termination Schedule Amount shall be applied to reduce the Investment. Such payments shall be applied to installments of the Repayment Amounts in inverse order of maturity. If no Default or Event of Default shall exist, the Buyer shall promptly remit to the Seller any balance of the Termination Schedule Amount it has received in excess of the amounts sufficient to pay the Termination Amount. The entire Investment, and any and all Investment Interest Costs, shall be indefeasibly due and payable on the final payment date reflected in the Contract Schedule.

     3.5. Application of Contract Payments after Default. So long as a Default or Event of Default shall have occurred and be continuing, the Seller shall not be entitled to receive any funds from the Project Account, and the Buyer shall apply any funds remaining after the application of clauses (b)(i) through (iii) of Section 3.2 to the prepayment of the Investment. Any such amounts shall be applied first to the Prepayment Premium on the amount of principal prepaid and then to installments of the Repayment Amounts in inverse order of maturity.

   4.  Conditions Precedent

     4.1. Conditions Precedent to the Purchase of the Contract Revenues. The obligation of the Buyer to purchase the Contract Revenues is subject to the satisfaction of the following conditions:

     (a) Deliveries. The following items or documents dated as of the Closing Date, shall have been delivered to the Buyer by the Seller and shall be in form and substance satisfactory to the Buyer:

       (i) a true, correct and complete copy of the Contract, including the Base Contract and the Task Order (including all modifications, amendments and supplements thereto), providing for the Contract Payments and Termination Amount as set forth in the Contract Schedule, and of the notice of the cancellation ceiling relating thereto, certified as such by the Seller;

       (ii) a completed Contract Schedule identifying the Contract, Contract Payments and Termination Schedule Amount, substantially in the form of
Schedule 1, duly executed by the Seller;

       (iii)  an Acceptance of the Project duly executed by the Government;

       (iv)  a final report from the Independent Engineer;

       (v) the Instrument of Assignment substantially in the form of Exhibit A, duly executed by the Seller;

       (vi) a notice of assignment duly executed by the Government acknowledging the assignment of the Contract Payments to the Buyer and authorizing the grant of security in the Collateral and the right of the Buyer to cure defaults by the Seller in the performance of the Contract;

       (vii) certificates of insurance that comply with the requirements set forth in Section 6.3;

       (viii) a secretary's certificate of the Seller certifying the Seller's articles of organization, bylaws, resolutions and incumbency of the officers executing this Agreement and the Purchase Documents, duly executed by the corporate secretary or an assistant secretary of the Seller;

       (ix) a closing certificate of the Seller certifying the accuracy of all representations and warranties and that all conditions for the purchase of the Contract Revenues have been satisfied;

       (x)  the Initial Financial Statements and the Pro Forma Projections;

       (xi) UCC-1 financing statements in form and substance satisfactory to the Buyer, duly executed by the Seller and covering, among other things, the sale of all of the Seller's right, title and interest in the Contract Payments and the security interest in the Collateral;

       (xii) a financing statement, judgment lien and tax lien search in such jurisdictions as the Buyer shall elect showing no Liens of record affecting the Contract Payments or the Collateral;

       (xiii) an opinion of counsel to the Seller, substantially in the form of Exhibit B, duly executed and delivered by counsel to the Seller; and

       (xiv) such other documents, instruments, agreements and other writings as may be reasonably requested by the Buyer to effectuate the transactions contemplated by this Agreement.

     (b) Purchase Documents. Each of the Purchase Documents shall have been duly authorized, executed and delivered by the respective partners thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Buyer.

     (c) Perfection of Interest. All filings and recordings necessary or advisable, in the reasonable opinion of the Buyer or its counsel, to perfect the Buyer's right, title and interest in and to the Contract Payments and the Collateral, shall have been duly made, and all taxes, recordation fees and other amounts due in connection therewith shall have been paid in full by the Seller.

     (d) Acceptance, Representations and Warranties, No Default. The Project shall have been accepted by the Government, the representations and warranties of the Seller contained in this Agreement and the other Purchase Documents shall be true on and as of the Closing Date, no material adverse change in the Seller's financial condition from that set forth in the Initial
Financial Statements shall have occurred, the Seller shall not have breached any of its obligations under this Agreement or any other Purchase Document, and no Default or Event of Default shall have occurred and be continuing.

   5.  Representations And Warranties

     The Seller represents and warrants that:

     5.1. Corporate Existence and Power. The Seller (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all corporate powers and all material governmental licenses, Task Orders, consents and approvals required to carry on its business as now conducted and to perform its obligations under this Agreement and the other Purchase Documents, and (c) is duly qualified to transact business as a foreign corporation in each jurisdiction where the nature of its business requires the same, except where the failure to so qualify would not have a material adverse effect on its business or condition (financial or otherwise) or the performance of its obligations under this Agreement or any Purchase Document.

     5.2. Powers; Task Order; and Contravention. The execution, delivery and performance by the Seller of this Agreement and the Purchase Documents
(a) are within the Seller's corporate powers, (b) have been duly authorized by all necessary corporate action, (c) require no action by or in respect of, or filing with, any governmental body, agency or official, except for the filing of financing statements under the UCC and the approval of the Government, all as provided for in Section 4, (d) will not contravene, conflict with, result in a breach of, or constitute a default under, any provision of applicable law or regulation, the certificate of incorporation or bylaws of the Seller, any Task Order, or any lease, mortgage, note, loan or other agreement or any judgment, injunction, order or decree to which the Seller or any of its assets is subject, and (e) will not result in the imposition of any Lien on the Purchased Assets or Collateral other than Permitted Liens.

     5.3. Binding Effect. This Agreement and each Purchase Document constitutes a valid and binding agreement of the Seller and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by or subject to (a) bankruptcy, insolvency or similar laws affecting creditors' rights generally or (b) the effect of general principles of equity.

     5.4. Disputes, Etc. The Seller (a) has duly, punctually, faithfully and diligently performed and otherwise complied in all material respects with the covenants, agreements, duties, obligations, terms and conditions applicable to it under the Contract, and all other contracts between the Seller and any department, agency, bureau or other subdivision of the federal government, and (b) has not received any notice of any dispute, default, opportunity to cure, show cause, termination (in whole or in part), intent to terminate or other notice that could affect the obligation of the Government to make all of the scheduled Contract Payments in full when due or that would have a Material Adverse Effect.

     5.5.  Financial Statements.  The Seller has provided to the Buyer
(a) the balance sheet of the Seller as of December 31, 1998, and its statements of income for the fiscal year then ended, certified by the chief financial officer of the Seller and the controller of Northeast Utilities and
(b) the unaudited balance sheet of the Seller as of June 30, 1999, and its statements of income for the fiscal period then ended (collectively, the "Initial Financial Statements"). All such financial statements were prepared in accordance with GAAP, with the exception of footnotes, consistently applied, and present fairly the financial position of the Seller as of such dates and the results of the operations of the Seller for such periods. There are no liabilities, contingent or otherwise, not disclosed in any of such financial statements, involving a material amount. The Seller has also provided to the Buyer pro forma projections (the "Pro Forma Projections") as to operation of the Project during the term of the Project as contemplated in the Contract and such projections have been prepared in good faith based upon reasonable assumptions.

     5.6. Instruments of Assignment. The Seller has not executed any instrument covering any moneys due or to become due under the Contract, except in favor of the Buyer, and no notice of assignment has been filed with any contracting officer, disbursing officer or other officer, employee or agent of the federal government covering any such moneys, except such notices as may have been filed by the Buyer.

     5.7. Financing Statements. No financing statement, security agreement or other instrument similar in effect covering all or any part of the Contract Payments has been executed by the Seller or is on file in any governmental office, except such as may have been filed by the Buyer, the Seller has good title to the Contract Payments, and upon the filing of documents hereby required, the Buyer shall have a first-priority perfected Lien on the Collateral, subject only to Permitted Liens. The Seller has not changed its name or the state of its principal executive office within five years before the date hereof.

     5.8. Litigation. There is no action, suit, proceeding or investigation pending against or, to the knowledge of the Seller, threatened against or affecting the Seller before any court or arbitrator or any governmental body, agency or official which could in any manner have a Material Adverse Effect or that could in any manner draw into question the validity of this Agreement or any Purchase Document.

     5.9.  Environmental Matters.

     (a) The Seller has obtained, or is expected to be able to obtain in the ordinary course, all approvals which are required under all Environmental Laws, except to the extent failure to have any such approvals would not have a Material Adverse Effect. The Seller is in compliance with the terms and conditions of all such approvals, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan order, decree, judgment or injunction issued, entered, promulgated or approved thereunder, except to the extent failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Seller to have any approval required in connection with the conduct of its business or with respect to any Environmental Laws, including, without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials. The Seller has not been identified as a potentially responsible party (as that term has been construed pursuant to CERCLA, or any similar state or local laws) at any site.

     (c) No material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Seller and no property now or previously owned, leased, or used by the Seller is listed or proposed for listing on the National Priorities List under CERCLA, as amended, or on any similar state list of sites requiring investigation or clean-up.

     (d) There are no Liens arising under or pursuant to any Environmental Laws on any of the real property or properties owned, leased or used by the Seller and no governmental actions have been taken or are in process which could subject any of such properties to such Liens or as a result of which the Seller would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

     5.10. Project Approvals Obtained. All governmental approvals necessary for the construction and installation of the Project have been obtained or are expected to be obtained in the ordinary course so as to comply with all requirements of the Contract, and the Project fully complies with all approvals heretofore or which may hereafter be issued by governmental authorities. No violation of any applicable law, ordinance, order, rule, regulation or other governmental requirement, as it pertains to the Seller or the Project, exists.

     5.11. Seller's Certifications. All of the representations, certifications and other statements made by the Seller in the Contract and all other agreements with the Government were true and correct in all material respects when made, and no such representation, certification or other statement will give the Government any rights or remedies that could adversely affect the Buyer or the Contract Payments or have a Material Adverse Effect.

     5.12. Full Disclosure. The representations and warranties contained in this Agreement and in the other Purchase Documents and all written information heretofore furnished by the Seller to the Buyer for purposes of or in connection with this Agreement or any transaction contemplated hereby are true, correct and complete in every material respect and contain no untrue statement of material fact or omits no material fact necessary to make the statements contained therein not misleading. The Seller has disclosed to the Buyer in writing any and all facts (except facts of general public knowledge) which materially and adversely affect or, to the extent the Seller can now reasonably foresee, may affect, the Buyer's receipt of the Contract Payments on the dates when due, or the business, prospects or condition (financial or otherwise) of the Seller.

     5.13. No Broker. Neither the Seller, nor anyone acting on its behalf, has dealt with any broker, finder or other person or entity who or which may be entitled to a broker's or finder's fee, or other compensation, payable by the Buyer in connection with any transaction contemplated by the Purchase Documents. The Seller has no knowledge of any broker's or finder's fees (or the like) which may have been incurred in connection with any transaction contemplated by the Purchase Documents. The Seller agrees to defend, save harmless and indemnify the Buyer from any and all such claims on account thereof. This provision shall survive the satisfaction in full of the entire Investment owed to the Buyer under this Agreement, and shall continue in full force and effect so long as the possibility of any such claim exists.

   6.  Covenants

     The Seller covenants and agrees that from and after the date hereof and until the Buyer has received all of the Contract Payments and the Seller has satisfied all of its obligations to the Buyer hereunder in full:

     6.1. Financial Statements and Other Reporting Requirements. The Seller shall furnish to the Buyer:

     (a)  as soon as available, but in any event within one hundred twenty
(120) days after the end of each fiscal year of the Seller, a balance sheet as of the end of, and a related statement of income, changes in stockholders' equity and cash flow for, such fiscal year, prepared in accordance with GAAP and certified by the chief financial officer of the Seller and the controller of Northeast Utilities;

     (b) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Seller, a balance sheet as of the end of, and a related statement of income, changes in stockholders' equity and cash flow for, the portion of the fiscal year then ended and for the fiscal quarter then ended, prepared in accordance with GAAP and certified by the chief financial officer of the Seller, but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

     (c) concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this section, a certification signed on behalf of the Seller by its chief financial officer that no Default or Event of Default has occurred or, if it has, a statement of the actions taken by the Seller with respect thereto; and

     (d) immediately upon first obtaining knowledge of the existence of any conditions, litigation, investigation pending or threatened, (i) constituting a Default or Event of Default under this Agreement or any other Purchase Document, or (ii) which has had or reasonably could be expected to have a Material Adverse Effect, and in any event within five (5) days after obtaining such knowledge, written notice of such condition or event specifying the nature and duration thereof and the action or proposed to be taken with respect thereto (and including a copy of any notice of such condition or event received by the Seller).

     6.2. Maintenance of Financial Records. The Seller shall maintain its current fiscal year and keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable governmental regulations.

     6.3. Insurance. The Seller shall maintain with financially sound and reputable insurers all insurance coverage required to be maintained by the Seller under the Contract, and with respect to the Project and the Collateral insurance for risk of loss or damage in an amount at least equal to the then applicable Termination Schedule Amount. In addition, the Seller will keep in effect business interruption insurance in an amount equal to six monthly installments of the Repayment Amounts. With respect to such insurance policies maintained in accordance with the Contract and maintained with respect to the Collateral, the Seller shall (a) cause the Buyer (i) to be named as loss payee and additional insured, and (ii) to be given thirty
(30) days' prior written notice of any cancellation or modification of such insurance; and (b) furnish to the Buyer certificates or other evidence satisfactory to the Buyer establishing that the Seller has obtained the insurance coverage required by this Agreement and that it is not cancelable for or on account of any misrepresentation by the Seller.

     6.4.  Inspection by the Buyer.  The Seller shall:

     (a) obtain all necessary approvals and consents to allow the Buyer and its representatives and agents (including without limitation the Independent Engineer) to enter upon any portion of the Facility subject to the Government's restrictions or limitations, in furtherance of any right of the Buyer under this Agreement; and

     (b) permit the Buyer and its representatives and agents to examine the books and records of the Seller relating to the Project (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Seller with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Buyer may reasonably request upon reasonable advance notice;

provided, however, that nothing in this section shall be deemed to impose upon the Buyer an obligation to make any such inspection.

     6.5.  Invoicing; Fiscal Agent.

     (a) The Seller will submit to the Government no later than the fifth day of each month, an invoice requesting that the Government remit to the Seller the Contract Payment then owing by the Government within 30 days following receipt of such invoice.

     (b) The Seller agrees to act as the Buyer's fiscal agent with respect to the collection and receipt of the Contract Payments on behalf of the Buyer. To that end, the Seller agrees that, notwithstanding the previous instructions to make all Contract Payments to the Project Account, the Seller receives a Contract Payment from the Government, the Seller will, as fiscal agent for the Buyer, (i) hold such Contract Payment in trust for the benefit of the Buyer, and (ii) remit such Contract Payment to the Buyer by wire transfer in immediately available funds on the next succeeding Business
Day to the Project Account.

     6.6. Performance of Obligations. The Seller will duly, punctually, faithfully and diligently perform and otherwise comply in all material respects with the covenants, agreements, duties, obligations, terms and conditions applicable to it under the Contract.

     6.7. Notices Regarding Task Orders. The Seller shall use its reasonable best efforts to cause the Government to deliver directly to the Buyer copies of all notices relating to any default by the Seller under the Contract or any termination or cancellation thereof. In addition, the Seller will deliver to the Buyer (a) promptly (but in no event more than two Business
Days) after its receipt thereof, a copy of any notice, correspondence, report, request, demand, certificate or other writing furnished to the Seller by the Government with respect to the Contract Payments or which would affect the Contract Payments (including the Termination Schedule Amounts), including, without limitation, any writing relating to any default, show cause, opportunity to cure or intent to terminate (in whole or in part), not renew, cancel or otherwise discontinue the Task Order, and (b) promptly following the Buyer's request from time to time, such additional information regarding the Contract Payments and the Task Order as the Buyer may reasonably request.

     6.8. Modification of Task Orders. The Seller will not, without the prior written consent of the Buyer, agree to (a) modify or amend the Base Contract or the Task Order or consent to any action with respect thereto, or waive any obligation to the Government thereunder if such modification, amendment, consent or waiver could have an adverse effect on any Contract Payment (including the amount and due date thereof) from the amounts shown in the Contract Schedule, or (b) any reduction, concession, adjustment, credit, allowance, settlement or special understanding with regard to any Contract Payment (including the amount and due date thereof).

     6.9. Claims and Appeals. The Seller will, upon the request of the Buyer, submit an appropriate claim to the Government, obtain a contracting officer decision or prosecute an appeal of any contracting officer decision with respect to any action taken or not taken by the Government under the Contract that in any way reduces or delays the payment of any Contract Payment or that, in the reasonable opinion of the Buyer, could adversely affect the Contract Payments.

     6.10. Taxes, Etc. The Seller will pay or cause to be paid all taxes (including, without limitation, all local, state, federal and foreign sales, use, rental, license, ad valorem, property, excise and value-added taxes and other governmental charges) on or against the Seller or its properties on or before they are due, including without limitation, any taxes which may now or hereafter be imposed on the Buyer or the Seller that in any way relate to the Project, the Contract Payments or the transactions contemplated by this Agreement, together with interest and penalties thereon, including, without limitation, taxes and other governmental charges relating to, arising out of or resulting from the assignment by the Seller to the Buyer of the Contract Payments and the receipt from time to time by the Buyer of the Contract Payments, but excluding all taxes on or measured by the income of the Buyer or the Seller, provided, however, that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP if no Lien shall have been filed to secure such tax, assessment or charge.

      6.11. Protection of Title. The Seller will (a) protect and defend the Buyer's title to the Contract Payments against all Persons claiming any right, title or interest therein, and (b) give the Buyer written notice of any adverse claim asserted with respect to the Contract Payments promptly (but in no event more than five days) after the Seller has knowledge thereof.

     6.12. Terminations. The Seller will not, without the prior written consent of the Buyer, take any action or fail to take any action that could cause the Government to terminate (in whole or in part), fail to renew or otherwise discontinue the Contract prior to the end of the expected term of the Contract.

     6.13. Prompt Payment Interest. The Seller will submit to the Government, on or before the date when due, a claim for any interest owing by the Government pursuant to the Prompt Payment Act, as amended (31 U.S.C. 3901-3906), or otherwise, due to the failure of the Government to timely pay a proper invoice submitted by the Seller to the Government.

     6.14. Prohibition Against Liens. The Seller will not enter into any contract or arrangement which could give rise to a Lien, or otherwise directly or indirectly create, assume or suffer to exist any Lien, on the Contract Payments or the Collateral except Liens in favor of or created by the Buyer or the rights of the Government under the Contract (the "Permitted Liens").

     6.15. Change of Location. The Seller's principal place of business, chief executive office and place where it keeps its corporate records is its address set forth in the Contract Schedule. The Seller will provide written notice to the Buyer 30 days prior to any contemplated change in the name or address of the Seller or its principal place of business, chief executive office or place where the Seller keeps its corporate records concerning the Contract Payments, and will execute and deliver to the Buyer such financing statements and other instruments as may be reasonably requested by the Buyer in connection therewith.

     6.16. Setoff. If all or any portion of any Contract Payment is setoff for any reason by the Government, the Seller will immediately remit to the Buyer an amount equal to the amount which was so setoff.

     6.17.  Indemnification.

     (a) The Seller assumes liability for, and hereby agrees to indemnify, protect, defend and hold harmless the Buyer, its participants, shareholders, directors, officers, employees, agents, successors and assigns, from and against any and all liabilities, losses, damages, claims and expenses (including attorneys fees and disbursements) of any kind at any time relating to, arising out of or resulting from (i) the inaccuracy of any representation, warranty or certification made by the Seller herein or in any Purchase Document or (ii) the failure of the Seller to observe or perform any covenant, agreement or promise made or assumed by the Seller in the Contract, this Agreement or in any other Purchase Document.

     (b) In addition to the foregoing, the Seller assumes liability for, and hereby agrees to indemnify the Buyer for any amount by which the energy savings under the Contract are insufficient to provide sufficient Contract Revenues to pay the Repayment Amounts in full. To the extent that the Contract Revenues in any month are less than the amount of the Payment Amount for that month by reason of the insufficiency of energy savings under the Contract, the Seller shall pay to the Buyer, on the date on which each monthly amount of the Payment Amount is due, an amount sufficient, with the Contract Revenues received, to pay in full the Payment Amount then due.

     6.18. Further Assurances. The Seller will, at its expense and in such manner and form as the Buyer may from time to time require, promptly and duly execute and deliver to the Buyer such further documents, instruments and other writings, including, without limitation, financing statements and assignments, and take such other actions, as the Buyer may from time to time reasonably request in order to carry out the intent and purposes of this Agreement and the other Purchase Documents and to establish and protect the rights and remedies created or intended to be created in favor of the Buyer under this Agreement and the other Purchase Documents, and pay all necessary costs to record any such writing. To the extent permitted by applicable law, the Seller hereby authorizes the Buyer to execute and file, in the name of the Seller or otherwise, financing statements or similar instruments which the Buyer may deem necessary or appropriate.

   7.  Events Of Default

     7.1. Events of Default. The occurrence of any one or more following conditions or events shall constitute an "Event of Default" hereunder:

     (a) the Seller shall fail to perform any term, covenant or agreement of the Seller contained in the Contract, and such failure shall have continued for a period of twenty (20) days after the Buyer or the Government has given written notice of such failure to the Seller; or

     (b) the Seller shall have failed to turn over to the Buyer any Contract Payments received by the Seller following the Closing Date within five (5) Business Days after receipt by the Seller; or

     (c) the security interest in the Collateral shall cease to be a perfected first lien on the Collateral for any reason other than by failure of the Buyer to file any necessary continuation statements; or

     (d) the Seller shall fail to perform any other term, covenant or agreement of the Seller contained in this Agreement or any other Purchase Document, and such failure shall have continued for a period of twenty (20) days after the Buyer has given written notice of such failure to the Seller; or

     (e) the Contract or any of the other Purchase Documents shall cease to be in full force and effect as a result of any action or inaction by the Seller; or

     (f) any representation or warranty made by or on behalf of the Seller in any of the Purchase Documents or in any certificate or notice given in connection therewith shall have been false or misleading in any material respect at the time made or deemed to have been made; or

     (g) any material part of the property of the Seller shall be attached, or the Seller shall be unable to pay its debts as they mature, or there shall remain undischarged for more than thirty (30) days any final judgment or execution against the Seller that, together with all other judgments and executions against the Seller, exceeds $100,000 in the aggregate; or

     (h) the Seller (i) shall make a general assignment for the benefit of creditors, (ii) shall be adjudicated bankrupt or insolvent, (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets, (iv) shall commence, approve or consent to, any case or proceeding under any bankruptcy, reorganization or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within thirty (30) days following the commencement thereof, or (v) shall be the subject of an order for relief in an involuntary case under federal bankruptcy law.

     7.2. Acceleration . If any one or more Events of Default shall occur, the Buyer may by notice to the Seller declare the entire unpaid Investment and any accrued Investment Interest Costs, together with all other amounts owing under the Purchase Documents, to be immediately due and payable, whereupon same shall become and be immediately due and payable, anything in the Purchase Documents to the contrary notwithstanding, without presentment, protest, demand or other notice of any kind, all of which are hereby expressly waived by the Seller; provided, however, that if any one or more of the Events of Default specified in Section 7.1(h), above, shall occur with respect to the Seller, the entire unpaid Investment and any accrued Investment Interest Costs, together with all other amounts owing under the Purchase Documents, automatically shall become and be immediately so due and payable, without any declaration or other act on the part of the Buyer.

     7.3.  Performance of Seller's Obligations.

     (a) If any one or more Events of Default shall occur, the Buyer may, but shall have no obligation or liability with respect thereto, to the extent permitted by the Purchase Documents and by law, and with or without notice to the Seller, perform any of the obligations of the Seller under or pursuant to the Contract or any other Purchase Document, present or file any claim, take action to enforce any performance or collect payments of any amounts to which the Buyer may be entitled thereunder.

     (b) The Seller shall be liable to the Buyer for all sums paid or incurred pursuant to the provisions of this section, and all payments made or liabilities incurred by the Buyer hereunder of any kind whatsoever shall be paid by the Seller to the Buyer upon demand with interest at the Default Interest Rate from the date of payment by the Buyer to the date of payment to the Buyer. In addition to any costs incurred by the Buyer to perform such services, the Seller also agrees to pay the Buyer for services rendered in connection with actions taken by the Buyer pursuant to this section an amount equal to fifteen percent (15 percent) of the Buyer's out-of-pocket cost of such services.

     7.4. Limited Recourse to Seller's Assets. The Investment and the Seller's obligations hereunder shall be on a limited recourse basis to the Seller, which shall be exculpated from all personal liability for the payment of interest on and principal of the Investment and for the performance of any of the terms and conditions contained in any of the Purchase Documents, and the Buyer's recourse for payment and performance of the Investment and the Seller's obligations hereunder shall be limited to its interest in the Collateral, except that the Seller shall not be exculpated from personal liability for any of the following acts of omissions:

     (a) fraud or intentional misrepresentation by the Seller in connection with the Investment;

     (b)  the negligence or willful misconduct of Seller;

     (c) the removal or disposal by the Seller, without the consent of the Buyer, of any portion of the Collateral after an Event of Default;

     (d) the misapplication or conversion by the Seller of (i) any insurance proceeds paid by reason of any loss, damage or destruction to the Collateral, (ii) any awards or other amounts received in connection with the condemnation of all or a portion of the Collateral, or (iii) any payments received by the Buyer from the Government; or

     (e)  any other Event of Default by the Seller.

Nothing contained in this Section 7.4 or elsewhere shall limit the right of Buyer to obtain injunctive relief or to pursue equitable remedies under any of the Purchase Documents, excluding only any injunctive relief ordering payment of obligations by any person or entity for which personal liability does not otherwise exist.

     7.5. Set-Off. If as a result of any action or inaction by the Seller any payment is not made when due under the Contract or any of the Purchase Documents, after giving regard to applicable grace periods, if any, or if any Event of Default occurs and is continuing, any deposits, balances or other sums credited by or due from the Buyer to the Seller may to the fullest extent permitted by law at any time or from time to time, without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise all of which are hereby waived, be set off, appropriated and applied by the Buyer to pay any or all of the Investment irrespective of whether demand shall have been made and although such the Investment may be unmatured, in such manner as the Buyer in its sole and absolute discretion may determine. Within five (5) Business Days of making any such set off, appropriation or application, the Buyer agrees to notify the Seller thereof, provided, however, that the failure to give such notice shall not affect the validity of such set off or appropriation or application.

     7.6. Power of Attorney. For the purpose of exercising the rights granted by this Section, as well as any and all other rights and remedies of the Buyer, but only after and during the continuance of an Event of Default, the Seller hereby irrevocably constitutes and appoints the Buyer its true and lawful attorney-in-fact, with full power of substitution, upon and following any Event of Default, to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of the Seller which relate to performing the obligations of the Seller under the Contract or any of the other Purchase Documents.

     7.7. Remedies Cumulative. No remedy herein conferred upon the Buyer is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise.

     7.8. Other Remedies. If any one or more Events of Default shall have occurred, the Buyer may proceed to protect and enforce its rights and remedies under this Agreement, or any of the other Purchase Documents, including, by foreclosure, exercise of set-off or pledge rights and/or by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and/or the other Purchase Documents or any instrument pursuant to which the Investment is evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if any amount owed to the Buyer shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Buyer.

     7.9. Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Buyer possesses or receives any monies in connection with the enforcement of any of this Agreement, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

     (a) First, to the payment of, or (as the case may be) the reimbursement of the Buyer for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Buyer in connection with the collection of such monies by the Buyer, for the exercise, protection or enforcement by the Buyer of all or any of the rights, remedies, powers and privileges of the Buyer under this Agreement or any of the other Purchase Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Buyer against any taxes or liens which by law shall have, or may have, priority over the rights of the Buyer to such monies;

     (b) Second, to the Investment in such order or preference as the Buyer may determine; provided, however, that the Buyer may in its discretion make proper allowance to take into account any part of the Investment not then due and payable;

     (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Buyer of all of the Investment, to the payment of any obligations required to be paid pursuant to Section 9-504(1)(c) of the UCC; and

     (d) Fourth, the excess, if any, shall be returned to the Seller or to such other Persons as are entitled thereto.

   8.  Miscellaneous

     8.1. Notices. All notices, requests and other communications to either party hereunder shall be in writing and shall be given to such party at its address or telecopier number set forth on the signature pages hereof or such other address or telecopier number as such party may hereafter specify in writing to the other party in accordance with this section.
Each such notice, request or other communication shall be effective
(a) if given by certified mail, 72 hours after such communication is deposited with the United States Postal Service with first class postage prepaid, addressed as aforesaid or (b) if given by any other means, when delivered at the address or telecopier number specified in this section.

     8.2. No Waivers. No failure or delay by the Buyer in exercising any right hereunder or under any other Purchase Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Buyer under this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law or in any of the other Purchase Documents.

     8.3. Amendments; Etc. No amendment, modification, consent or waiver of any provision of this Agreement or any other Purchase Document, and no consent to any departure by the Seller therefrom, shall be effective unless the same shall be in writing and signed by an officer of the Buyer, and then shall be effective only in the specific instance and for the specific purpose for which given.

     8.4. Survival. All representations, warranties and covenants made by the Seller herein or in any certificate or other instrument delivered by it or on its behalf under the Purchase Documents shall be considered to have been relied upon by the Buyer and shall survive the delivery to the Buyer of such Purchase Documents, regardless of any investigation made by or on behalf of the Buyer.

     8.5. Severability. If any provision contained in this Agreement or any other Purchase Document is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, such Purchase Document shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

     8.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Seller may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Buyer. The Buyer may encumber or assign all or any portion of its rights in the Contract Payments, this Agreement or the other Purchase Document without the consent of the Seller, provided, however, that the Lender will not assign its interest in this Agreement to a company primarily engaged in the business of energy savings performance contracting or any affiliate thereof without the consent of the Borrower.

     8.7. Headings. The headings of sections hereof are inserted for convenience only and shall in no way define or limit the scope or intent of any provision of this Agreement.

     8.8. Governing Law. This Agreement shall be construed in accordance with and governed by laws of The Commonwealth of Massachusetts.

     8.9. Expenses. Whether or not the transactions contemplated by this Agreement close, the Seller agrees to pay (a) all fees and expenses of the Independent Engineer and the fees and expenses of special counsel to the Buyer in connection with the preparation and negotiation of this Agreement and the exhibits hereto, the review of the Contract and the related materials, the filing of financing statements, the closing of the transactions contemplated hereby and the preparation, negotiation and closing of such other agreements and instruments as may relate hereto, and
(b) all other fees and expenses of the Buyer, including, without limitation, attorneys fees and disbursements, incurred in connection with enforcing any rights under this Agreement or any other Purchase Document.

     8.10. Terms Commercially Reasonable. The Seller and the Buyer agree that the terms of this Agreement are and shall be deemed commercially reasonable within the meaning of the UCC.

     8.11. Covenants Cumulative. All covenants, agreements and other undertakings of the Seller contained in this Agreement shall be deemed cumulative to and not in derogation or substitution of any of the covenants, agreements and other undertakings contained in any other Purchase Document. The Seller may not take any action or fail to take any action which is permitted by this Agreement if such action or failure would result in the breach of any provision of any other Purchase Document.

     8.12. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart. This Agreement shall become effective when the Buyer shall have received counterparts hereof signed by all of the parties hereto.

     8.13. Entire Agreement. The parties hereto intend this Agreement, including all Schedules attached hereto and the other Purchase Documents, to be the final expression of their agreement with respect to the subject matter hereof and the complete and exclusive statement thereof, notwithstanding any representation or statements to the contrary heretofore made.

     8.14. Consent to Jurisdiction. The parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the Courts of the Commonwealth of Massachusetts and of any Federal Court located in the said Commonwealth in connection with any actions or proceedings brought by or against such parties arising out of or relating to this Agreement or any other Purchase Documents. In any such action or proceeding, the parties hereto absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and agree that the service thereof may be made by certified or registered first class mail directed to each party at the address set forth in Section 8.1.

     8.15. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION WITH THE OTHER IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF ANY OF THE PURCHASE DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS (WHETHER VERBAL OR WRITTEN) OR OTHER ACTIONS OF EITHER PARTY. THIS WAIVER OF JURY TRIAL CONSTITUTES A MATERIAL INDUCEMENT FOR THE SELLER AND THE BUYER TO ENTER INTO THE PURCHASE DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY. THIS WAIVER OF JURY TRIAL SHALL BE EFFECTIVE FOR EACH AND EVERY PURCHASE DOCUMENT WHETHER OR NOT SUCH DOCUMENT SHALL CONTAIN SUCH A WAIVER OF JURY TRIAL. THE PARTIES HERETO CONFIRM THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

     8.16. Advance Notice of the Seller Litigation. No suit at law or in equity shall be brought by the Seller for any alleged breach of the terms of any Purchase Document unless notice in writing, particularly describing said alleged breach, shall have been given to the Buyer within thirty (30) days after such alleged breach of the terms of such Purchase Document. In no event shall the Buyer have any liability to the Seller for incidental or consequential damages, nor shall the liability of the Buyer to the Seller for any breach hereof by the Buyer exceed a sum equal to the amount which the Buyer may have failed to advance in breach of this Agreement, together with interest thereon at the rate then being charged by the Buyer, but not more than the non-Default Interest Rate computed from the due date for the payment of such amount to the earlier of the date on which this Agreement is to be fully performed by the Seller or the date on which such payment is made by the Buyer, which sum when paid shall be deemed part of the Purchase Price paid by the Buyer.











IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                              HEC INC.


                                              By:
                                                Name:
                                                Title:

                                                Address of Seller:

                                                HEC INC.
                                                24 Prime Parkway
                                                Natick, MA  01760
                                                Attn:  President
                                                Telecopier:  (508)653-0266


                                             ABB ENERGY CAPITAL L.L.C.


                                             By:
                                               Charles L. Taben
                                               Senior Vice President and
                                               Chief Underwriting Officer

                                             By:
                                               Matthew Heller
                                               Executive Vice President

                                               Address of Buyer:

                                               ABB Energy Capital L.L.C.
                                               Two Oliver Street
                                               Boston, MA  02109
                                               Attn:  Mr. Matthew Heller,
                                               Executive Vice President
                                               Telecopier:  (617) 292-0630










                                 SCHEDULE 1

                         FORM OF CONTRACT SCHEDULE

     THIS CONTRACT SCHEDULE ("Contract Schedule"), dated as of November 30, 1999, is between HEC INC., a Massachusetts corporation (together with its successors and assigns, "Seller"), and ABB ENERGY CAPITAL L.L.C., a Delaware limited liability company (together with its successors and assigns, the "Buyer"), and is attached to and is incorporated into that certain Assignment and Security Agreement dated as of even date herewith (the "Assignment Agreement") between the Seller and the Buyer.

     1. Contract. The Contract is Task Order No. 0002 (the "Task Order") dated August 30, 1999, between United States of America through the U.S. Army Engineering and Support Center acting for the Portsmouth Naval Shipyard in Kittery, Maine (the "Government") and the Seller, pursuant to Contract No. DACA87-97-D-0068 dated as of August 11, 1997, as amended (the "Base Contract") between the Government and the Seller.

     2. Project. The Project is the installation of energy costs savings measures to be installed at the Portsmouth Naval Shipyard in Kittery, Maine (the "Facility").

     3. Chief Executive Office. The Seller's chief executive office, its principal place of business and the place where it keeps its corporate records are 24 Prime Parkway, Natick, MA 01760.

     4. Contract Payments. The contract payments (the "Contract Payments") expected to be paid by the Government under the Contract are set forth in Annex A attached hereto. The portion of the Contract Payments consisting of the project expenses for operations and maintenance (the "Project Expenses") is also shown in Annex A. The portion of the Contract Payments consisting of the amortization payments (the "Contract Revenues") is also set forth in Annex A attached hereto. The Seller is selling an interest equal to the Contract Revenues to the Buyer for the Purchase Price.

    5. Termination Schedule Amount. In the event of a termination of the Contract, the Government has agreed to pay the amounts (the "Termination Schedule Amount") set forth in Annex B. The amounts set forth in Annex B are also the cancellation ceiling under the Contract.

     6. Termination Amount. The amount due upon the termination of the Contract (the "Termination Amount") shall be equal to the sum of (i) the outstanding principal balance of the Investment, (ii) any accrued but unpaid Investment Interest Costs, (iii) any unpaid fees, reimbursements, premiums or penalties due under the Assignment Agreement, and (iv) the Prepayment Premium with respect to then outstanding principal amount of the Investment.

     7. Prepayment Premium. The prepayment premium (the "Prepayment Premium") is an amount set forth on Annex D.

     8. Purchase Price. The purchase price (the "Purchase Price") for the Contract Revenues is 8,036,076.24 dollars. In the event that the Contract Revenues are less than the amounts shown in Annex A, the Purchase Price will be reduced to reflect the present value of the Contract Revenues being purchased calculated at the Interest Rate on the basis of actual days and a 360 day year and further assuming the first payment is made 60 days following the Closing Date, and the Seller shall pay to the Buyer any costs incurred by the Buyer to maintain the commitment to purchase the Contract Revenues at the Interest Rate.

     9. Repayment Amounts. The principal and interest payable to the Buyer (the "Repayment Amounts") are set forth in Annex C.

     10. Investment Interest Costs. The Investment Interest Cost accrues at the rate equal to 8.23 percent per annum (the "Interest Rate") of the principal amount of the Investment, calculated on the basis of actual days and a 360 day year, provided, however, that the Investment Interest Cost on all amounts overdue shall accrue at the Default Interest Rate.

     11. Contract Proceeds Excluded. Unless an Event of Default has occurred and is continuing, the initial payment from the Government for engineering under the Contract in the amount of 373,538.00 dollars shall be paid to the Seller and shall not be applied to reduce the Investment.

     12. Payment Account. The Seller will make all amounts payable under or with respect to the Assignment Agreement by wire transfer of immediately available funds to the following account:

                                           Bank:  BankBoston, N.A.
                                           ABA Routing No.:  011 000 390
                                           Account No.:  511-55267
                                           Name:  Energy Capital Partners -
                                           Operating






IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                            HEC INC.

                                            By:
                                              Name:
                                              Title:

                                            ABB ENERGY CAPITAL L.L.C.

                                            By:
                                              Charles L. Taben
                                              Senior Vice President and Chief
                                              Underwriting Officer


                                            By:
                                            Matthew Heller
                                            Executive Vice President










                                   ANNEX A










                                  ANNEX B

                 Termination Schedule/Termination Ceiling

Month           Termination Schedule Amount











                                 ANNEX C


                            Repayment Amount


Beginning of Period Outstanding Principal

Principal

Interest

End of Period Outstanding Principal

Month 1

Month 2

Month 168







                                  ANNEX D

                              Prepayment Premium

     The Prepayment Premium (the "Prepayment Premium") is an amount equal to the Yield Maintenance Amount, calculated as of the date on which the Investment is to be prepaid in whole or in part or is declared to be immediately due and payable pursuant to the Agreement in accordance with the following formula:

          Yield                 Principal
          Maintenance     =     Amount  x  (R - r)	x     1 - (1 + r)-N
          Amount                Being Prepaid	                 r

Where:     R     =      The original yield on the U.S. Treasury bond utilized
                        to determine the Purchase Price.

           N     =     The number of years, and any fraction thereof,
                       remaining between the prepayment date and the original
                       term of Contract Revenues.
           r     =     The yield on the U.S. Treasury bond as
                       reported in the Wall Street Journal that is the equivalent term to the remaining maturity date on the Contract Revenues that are prepaid.









                                  SCHEDULE 2

                            LIST OF CLOSING DOCUMENTS

1.  Assignment and Security Agreement

2.  Contract Schedule

3.  Certificate from the Seller as to:

    (a)  Base Contract

    (b)  Task Order

    (c)  Congressional Notification

4.  Instrument of Assignment

5. Notices of Assignment acknowledged by the contracting officer and the disbursing officer

6.  Acceptance Certificate

7.  Engineer's Report as to the Project

8. Secretary's Certificate of the Seller as to organization, authorization and incumbency

9.  Good Standing Certificate of the Seller

10. Orders or other certificates confirming that the Public Utility Holding Company Act is not applicable to the Seller's execution and performance of the Agreement

11. Closing Certificate of Seller as to representations, warranties, satisfaction of conditions, and no default

12.  Initial Financial Statements and Pro Forma Projections of the Seller

13.  Certificate of Insurance as to the Collateral

14. UCC Financing Statements naming the Seller as Debtor and the Buyer as Secured Party

15.  Lien search with respect to filings against the Seller

16.  Opinion of counsel to the Seller









                               EXHIBIT A

                                FORM OF

                         INSTRUMENT OF ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned, HEC Inc., a Massachusetts corporation (the "Assignor"), in accordance with the Federal Assignment of Claims Act, as amended (41 U.S.C. Section 15, 31 U.S.C. Section 3727), hereby assigns to ABB Energy Capital L.L.C., a Delaware limited liability company, and its successors and assigns, all of the Assignor's right, title and interest now owned and hereafter acquired in and to all moneys due or to become due under that certain TASK ORDER NO. 0002 dated
     August 30, 1999, as amended, under Contract No. DACA87-97-D-0068 dated August 11, 1997, as amended, between the Portsmouth Naval Shipyard in Kittery, Maine, and the Assignor.

     IN WITNESS WHEREOF, the Assignor has caused this Instrument of Assignment to be executed by its duly authorized officer as of November 30, 1999.

                              HEC INC.

ATTEST:


By:                           By:
  Name                        Name:
  Secretary                   Title:


[CORPORATE SEAL OF SELLER]









                             EXHIBIT B

                              FORM OF

                           OPINION OF COUNSEL

           , 1999

ABB Energy Capital L.L.C.
Two Oliver Street
Boston, MA  02109

Gentlemen:

     We have acted as counsel to HEC Inc., a Massachusetts corporation (the "Seller"), and are furnishing this opinion at the Seller's request pursuant to that certain Assignment and Security Agreement (the "Assignment Agreement") dated as of November 30, 1999, between the Seller and ABB Energy Capital L.L.C., a Delaware limited liability company (the "Buyer"). Terms defined in the Assignment Agreement are used herein as therein defined, unless otherwise indicated.

     For purposes of this opinion, we have examined the following documents (the "Transaction Documents"):

     1.  the Assignment Agreement;

     2.  the Base Contract;

     3.  the Task Order;

     4. financing statement, judgment lien and tax lien searches on the Seller in the filing offices in the states of Maine and Massachusetts (the "Filing Offices");

     5. financing statements relating to the Agreement to be filed in the Filing Offices; and

     6. that certain Instrument of Assignment of even date herewith duly executed by the Seller.

     In addition, we have reviewed such other corporrate records and certificates as we have deemed relevant and necessary for the opinions herein expressed.

     Based on the foregoing and subject to the qualifications herein stated, we are of the opinion that:

     (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation.

     (b) The execution, delivery and performance by the Seller of the Transaction Documents (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, other than the filing of UCC financing statements, and (iv) will not contravene, conflict with, result in a breach of, or constitute a default under, any provision of applicable law or regulation, its articles of incorporation or bylaws, or, to our current actual knowledge, any lease, mortgage, note, loan or other agreement or any judgment, injunction, order or decree to which it or any of its assets is subject.

     (c) Each Person who executed and delivered the Transaction Documents on behalf of the Seller was duly authorized to execute and deliver such documents.

     (d) The Seller possesses such valid licenses, permits, franchises, certificates of convenience and necessity, consents, exemptions and orders of such governmental bodies, agencies, officials and tribunals, as are necessary to carry on its business as now being conducted, and to perform its obligations under the Transaction Documents.

     (e) Each of the Transaction Documents constitutes a legal, valid and binding agreement of the Seller and is enforceable against the Seller in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and the effect of general principles of equity. There is no statute, regulation, order or ruling that would permit any governmental authority to declare any of the Transaction Documents void. The assignment of the Contract Revenues to the Buyer complies with the Federal Assignment of Claims Act. The Contract is enforceable against the Government in accordance with its terms.

     (f) To our knowledge there is no action, suit or proceeding pending or threatened against the Seller before any court, arbitrator or administrative or governmental body, agency or official which could reasonably be expected to have a material adverse effect on the business or financial condition of the Seller or that could reasonably be expected to draw into question the validity of any Transaction Document.

     (g) No financing statement, security agreement or other instrument similar in effect covering all or any part of the Contract Payments in the Collateral is on file in any governmental office in the State of Massachusetts or Maine except such as may have been filed by the Buyer.
Upon the filing of the financing statements as provided in the Agreement, the Buyer will have a perfected security interest in the Collateral owned by the Seller, and, to the extent the Uniform Commercial Code applies to the assignment of the Contract Revenues to the Buyer under the Agreement, such assignment constitutes the sale and assignment to the Buyer of all of the Seller's rights to the Contract Revenues, subject in each case to the rights of the Government.

    The foregoing opinions are limited to existing law. We undertake no responsibility to update or supplement this opinion in response to subsequent changes in the law or future events or circumstances. This letter is solely for the benefit of the addressee and its participants, successors, assigns and counsel, who may rely on it as if addressed to them.

                                Sincerely,

                                Counsel for Seller



1.     Definitions
  1.1.  Terms Defined
  1.2.  Rules of Construction
2.     Purchase And Sale
  2.1.  Purchase of Contract Payments
  2.2.  Instrument of Assignment
  2.3.  Purchase Price
  2.4.  Notice of Acceptance
  2.5.  Termination After Acceptance
  2.6.  Security Interest to Secure the Seller's Obligations Hereunder
  2.7.  Independent Engineer
3.     Payment Of Contract Payments
  3.1.  Distribution of Contract Payments.
  3.2.  Application of Contract Payments
  3.3.  Adjustment Of Investment
  3.4.  Termination Payments
  3.5.  Application of Contract Payments after Default.
4.     Conditions Precedent
  4.1.  Conditions Precedent to the Purchase of the Contract Revenues
5.     Representations And Warranties
  5.1.  Corporate Existence and Power
  5.2.  Powers; Task Order; and Contravention
  5.3.  Binding Effect
  5.4.  Disputes, Etc.
  5.5.  Financial Statements
  5.6.  Instruments of Assignment
  5.7.  Financing Statements
  5.8.  Litigation
  5.9.  Environmental Matters
  5.10.  Project Approvals Obtained
  5.11.  Seller's Certifications
  5.12.  Full Disclosure
  5.13.  No Broker
6.     Covenants
  6.1.  Financial Statements and Other Reporting Requirements
  6.2.  Maintenance of Financial Records
  6.3.  Insurance
  6.4.  Inspection by the Buyer
  6.5.  Invoicing; Fiscal Agent
  6.6.  Performance of Obligations
  6.7.  Notices Regarding Task Orders
  6.8.  Modification of Task Orders
  6.9.  Claims and Appeals
  6.10.  Taxes, Etc.
  6.11.  Protection of Title
  6.12.  Terminations
  6.13.  Prompt Payment Interest
  6.14.  Prohibition Against Liens
  6.15.  Change of Location
  6.16.  Setoff
  6.17.  Indemnification
  6.18.  Further Assurances
7.     Events Of Default
  7.1.  Events of Default
  7.2.  Acceleration
  7.3.  Performance of Seller's Obligations
  7.4.  Limited Recourse to Seller's Assets
  7.5.  Set-Off
  7.6.  Power of Attorney
  7.7.  Remedies Cumulative
  7.8.  Other Remedies
  7.9.  Distribution of Collateral Proceeds
8.     Miscellaneous
  8.1.  Notices
  8.2.  No Waivers
  8.3.  Amendments; Etc.
  8.4.  Survival
  8.5.  Severability
  8.6.  Successors and Assigns
  8.7.  Headings
  8.8.  Governing Law
  8.9.  Expenses
  8.10.  Terms Commercially Reasonable
  8.11.  Covenants Cumulative
  8.12.  Counterparts; Effectiveness
  8.13.  Entire Agreement
  8.14.  Consent to Jurisdiction
  8.15.  Waiver of Jury Trial
  8.16.  Advance Notice of the Seller Litigation
SCHEDULE 1  FORM OF CONTRACT SCHEDULE
SCHEDULE 2  LIST OF CLOSING DOCUMENTS
EXHIBIT A  FORM OF  INSTRUMENT OF ASSIGNMENT
EXHIBIT B  FORM OF  OPINION OF COUNSEL













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